As filed with the Securities and Exchange Commission on July 6, 2018

Registration No. 333-212499

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-4 REGISTRATION STATEMENT NO. 333-212499

UNDER

THE SECURITIES ACT OF 1933

Cavium, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0558625
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2315 N. First Street, San Jose, California	95131
(Address of Principal Executive Offices)	(Zip Code)

Jean Hu

President and Chief Financial Officer

Cavium, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Richard E. Climan

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Tel.: (650) 463-4000

Fax: (650) 463-4199

Approximate date of commencement of proposed sale to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), relates to the Registration Statement on Form S-4 (File No. 333-212499) , as amended (the “Registration Statement”) of Cavium, Inc., a Delaware corporation (the “Registrant”), which registered 10,210,562 shares of common stock of the Registrant, $0.001 par value per share (the “Common Stock”).

On July 6, 2018, Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell”) completed the merger contemplated by the Agreement and Plan of Merger, dated as of November 19, 2017 (the “Merger Agreement”), by and among Marvell, Kauai Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Marvell (“Merger Sub”) and the Registrant. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Marvell. At the effective time of the Merger, each outstanding share of Common Stock (other than shares owned as treasury stock by the Registrant, which were canceled) was converted into the right to receive: (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest.

In connection with the closing of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and. In addition, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement but not sold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 6th day of July, 2018.

Cavium, Inc.

By:	/s/ Jean Hu
Name:	Jean Hu
Title:	President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.